                                                                     EXHIBIT 3.1


            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                           OF BLUE RHINO CORPORATION

                      (Incorporated on November 29, 1994)


     BLUE RHINO CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware (the "Delaware Law"), the Amended and Restated Certificate of Incorporation, as amended, of BLUE RHINO CORPORATION, a Delaware corporation (the "Corporation"), is hereby restated and amended to read in its entirety as follows:

                    "SECOND AMENDED AND RESTATED CERTIFICATE
                                OF INCORPORATION

                                   ----------

     FIRST: The name of the Corporation is Blue Rhino Corporation.

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

     THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Twenty Million (120,000,000) shares consisting of:

     One Hundred Million (100,000,000) shares of Common Stock with a par value of $.001 per share (the "Common Stock"); and

     Twenty Million (20,000,000) shares of Preferred Stock, with a par value of $.001 per share (the "Preferred Stock")

     Except as otherwise required by law or expressly provided herein, the holder of each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation.

     The holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Common Stock, shall be entitled to share ratably in the remaining assets of the Corporation.

     The holders of the Preferred Stock shall be entitled to such rights and preferences as may be approved from time to time by the Board of Directors of the Corporation as set forth in a Certificate of Designation filed pursuant to the Delaware Law.

     FIFTH: The Corporation is to have perpetual existence.

     SIXTH: The following provisions are included for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and stockholders:

     1. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation, subject to any limitation thereof contained in the By-laws. The stockholders shall also have the power to adopt, amend or repeal the By-laws of the Corporation; provided, however, that, in addition to any vote of the holders of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors shall be required to adopt, amend or repeal any provision of the By-laws of the Corporation.

     2. Upon the consummation of an initial public offering of Common Stock (the "Initial Public Offering Date"), stockholders of the Corporation may not thereafter take any action by written consent in lieu of a meeting.

     3. Special meetings of stockholders may be called at any time only by the Chairman of the Board of Directors, the President or a majority of the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

     4. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

     5. Election of directors need not be by written ballot unless the By-laws of the Corporation so provide.

     SEVENTH:

     1. Number of Directors. The number of directors which shall constitute the whole Board of Directors shall be not less than three as determined by resolution of a majority of the Board of Directors. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the Corporation.

     2. Classification and Term of Directors. The Board of Directors shall be divided into three classes, Class A, Class B and Class C, as nearly equal in numbers as the then total number of directors constituting the entire Board permits with the term of office of one class expiring each year. The Board shall designate the class of each of the existing Directors. At the first annual meeting of stockholders after the filing of this Second Amended and Restated Certificate, the Class A Directors shall be elected to hold office for a three year term. At the second annual meeting of the stockholders after the filing of this Certificate, the Class B Directors shall be elected to hold office for a three year term. At the third annual meeting of the stockholders after the date of filing of this Certificate, the Class C Directors shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. At each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

     3. Increases or Decreases in the Number of Directors. In the event of any increase or decrease in the authorized number of directors, each director then serving as such shall nevertheless continue as director until the expiration of such director's current term or his or her prior death, retirement or resignation. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent director.

     4. Removal. Following the Initial Public Offering Date, any one or more or all of the directors may be removed only with cause, and then only by the holders of at least a majority of the shares then entitled to vote at an election of directors.

     5. Stockholder Nominations and Introduction of Business, Etc. Following the Initial Public Offering Date, advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the By-laws of the Corporation.

     EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article Eighth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     NINTH: Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of Delaware as it may be in effect from time to time. The right of indemnity provided herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-law, agreement, vote of stockholders or directors, or otherwise. The Corporation may provide indemnification to any such person, by agreement or otherwise, on such terms and conditions as the Board of Directors may approve. Any agreement for indemnification of any director, officer, employee or other person may provide indemnification rights which are broader or otherwise differ from those set forth herein. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation regarding the manner and conditions under which indemnification shall be provided hereunder by the Corporation and the extent thereof from time to time as deemed appropriate by the Board of Directors in the best interests of the Corporation.

     TENTH: The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation; (b) merge or consolidate the Corporation with another Corporation; or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation may, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give the consideration to all factors the directors deem relevant, including without limitation (i) the effects upon the employees, suppliers, customers, creditors and others having similar relations with the Corporation, upon the communities in which the Corporation conducts its business or on such other constituencies of the Corporation as the Board of Directors considers relevant under the circumstances; (ii) not only the consideration being offered (after taking into account taxes) in relation to the then current market price for the Corporation's outstanding shares of capital stock, but also the Board of Director's estimate of the (A) future value of the Corporation (including the unrealized value of its properties and assets) as an independent going concern and (B) the current value of the Corporation in a freely negotiated transaction; (iii) the purpose of the Corporation, and any of its subsidiaries, to provide quality products and services on a long term basis;
(iv) whether the proposed transaction might violate federal or state laws; and
(v) the long-term as well as short-term interests of the Corporation and its stockholders, including the possibility that such interests may be best served by the continued independence of the Corporation. If, on the basis of such factors, the Board of Directors so determines that a proposal or offer to acquire or merge the Corporation, or to sell its assets, is not in the best interests of the Corporation, it may reject the proposal or offer. If the Board of Directors determines to reject any such proposal or sale, the Board of Directors shall have no obligation to facilitate, to remove any barriers to, or to refrain from impeding the proposal or offer except as may be required by applicable law. Except to the extent required by applicable law, the consideration of any or all of such factors shall not be a violation of the business judgment rule or of any duty of the directors to the stockholders or a group of stockholders, even if the directors reasonably determine that any such factor or factors outweigh the financial or other benefits to the Corporation or a shareholder or group of stockholders.

     ELEVENTH: The Corporation has elected to be governed by Section 203 of the Delaware Law.

     TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation; provided, however, that, following the Initial Public Offering Date, in addition to any vote of the holders of the capital stock of the Corporation required by law or this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors shall be required to (i) reduce or eliminate the number of authorized shares of capital stock set forth in Article Fourth or (ii) amend or repeal or adopt any provision inconsistent with Articles Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, and this Article Twelfth of this Second Amended and Restated Certificate of Incorporation."

     SECOND: The Board of Directors of the Corporation, at a meeting duly called at which a quorum existed, July adopted resolutions proposing and approving the Second Amended and Restated Certificate of Incorporation of the Corporation and directing that such Second Amended and Restated Certificate of Incorporation be submitted to the stockholders of the Corporation to consider and adopt the same.

     THIRD: Pursuant to Section 27.8 of the Delaware Law, the adoption of the Second Amended and Restated Certificate of Incorporation was consented to in writing by a majority of the holders of the voting power of all shares of capital stock of the Corporation entitled to vote thereon.

     FOURTH:   The Second Amended and Restated Certificate of Incorporation was
duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware, including Section 242 thereof.

     IN WITNESS WHEREOF, BLUE RHINO CORPORATION has caused this Certificate to be signed by its President and its corporate seal to be hereunto affixed and attested by its Secretary this 19th day of May, 1998.

                                        BLUE RHINO CORPORATION



                                        By:  /s/ Billy D. Prim
                                             -------------------
                                             Billy D. Prim
                                             President

SEAL

ATTEST:

By:  /s/ Mark Castaneda
     -------------------
     Mark Castaneda
     Secretary

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             BLUE RHINO CORPORATION
                            (a Delaware corporation)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Second Amended and Restated Certificate of Incorporation of Blue Rhino Corporation, a Delaware corporation (the "Certificate of Incorporation"), filed with the Secretary of State of Delaware on May 19, 1998, is hereby amended as follows:

     Article FOURTH is hereby amended to read in its entirety as follows:

     FOURTH: The total number of shares of stock (common and preferred) which the corporation shall have authority to issue is Forty Five Million (45,000,000) shares consisting of:

     (a) Thirty Seven Million Five Hundred Thousand (37,500,000) shares of common stock, with a par value of $.001 per share (the "Common Stock"); and

     (b) Seven Million Five Hundred Thousand (7,500,000) shares of preferred stock, with a par value of $.001 per share (the "Preferred Stock").

     Except as otherwise required by law or expressly provided herein, the holder of each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation.

     The holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Common Stock, shall be entitled to share ratably in the remaining assets of the Corporation.

     The holders of the Preferred Stock shall be entitled to such rights and preferences as may be approved from time to time by the Board of Directors of the Corporation as set forth in a Certificate of Designation filed pursuant to the Delaware Law.

DATED: December 21, 1999

                                        Blue Rhino Corporation


                                        /s/ Mark Castaneda
                                        ----------------------
                                        Mark Castaneda
                                        Secretary

                           CERTIFICATE OF CORRECTION
                                       TO
                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             BLUE RHINO CORPORATION

     Blue Rhino Corporation, a Delaware corporation (the "Corporation"), does hereby certify that:

     1.   The name of the Corporation is Blue Rhino Corporation.

     2. The Certificate of Amendment (the "Amendment") to the Second Amended and Restated Certificate of the Corporation (the "Certificate of Incorporation"), which was filed with the Secretary of State of Delaware on December 21, 1999, was an inaccurate record of the corporate action therein referred to and requires correction in accordance with Section 103 of the General Corporation Law of the State of Delaware.

     3.   The inaccuracy to be corrected is as follows:

          The total number of shares of stock (common and preferred) which the corporation shall have authority to issue pursuant to Article FOURTH of the Certificate of Incorporation was incorrectly stated as Forty Five Million (45,000,000) shares consisting of Thirty Seven Million Five Hundred Thousand (37,500,000) shares of common stock, with a par value of $.001 per share, and Seven Million Five Hundred Thousand (7,500,000) shares of preferred stock, with a par value of $.001 per share.

     4. Article FOURTH of the Certificate of Incorporation is hereby corrected by deleting Article FOURTH in its entirety and substituting therefor the following:

               FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Twenty Million (120,000,000) shares consisting of:

          (a) One Hundred Million (100,000,000) shares of Common Stock with a par value of $.001 per share (the "Common Stock"); and

          (b) Twenty Million (20,000,000) share of Preferred Stock, with a par value of $.001 per share (the "Preferred Stock").

               Except as otherwise required by law or expressly provided herein, the holder of each such share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation.

               The holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

               In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation.

               The holders of the Preferred Stock shall be entitled to such rights and preferences as may be approved from time to time by the Board of Directors of the Corporation as set forth in a Certificate of Designation filed pursuant to the Delaware Law.

     IN WITNESS WHEREOF, the undersigned officers of the Corporation hereby acknowledge by setting their hands hereunto on this 17th day of April, 2000, that this Certificate of Correction to the Certificate of Amendment to the Second Amended and Restated Certificate Incorporation is the act and deed of the Corporation and that the facts stated herein are true.

                              BLUE RHINO CORPORATION


                              By: /s/  Billy D. Prim
                                 --------------------------
                                  Billy D. Prim, President

ATTEST:

By: /s/  Mark Castaneda
   -----------------------
    Mark Castaneda, Secretary


                                       2-

                             BLUE RHINO CORPORATION

                       CERTIFICATE OF DESIGNATION, RIGHTS
               AND PREFERENCES OF SERIES A CONVERTIBLE PREFERRED
                                     STOCK


                         Pursuant to Section 151 of the
                           General Corporation Law of
                             the State of Delaware


     I, Billy D. Prim, President of Blue Rhino Corporation, a Delaware corporation (the "COMPANY"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designation and do hereby state and certify that pursuant to the authority expressly vested in the Company's Board of Directors by the Company's Second Amended and Restated Certificate of Incorporation, as amended, the Board of Directors duly adopted the following resolutions:

     RESOLVED, that, pursuant to Article FOURTH of the Company's Second Amended and Restated Certificate of Incorporation, as amended (the "RESTATED CERTIFICATE"), which Restated Certificate authorizes 20,000,000 shares of Preferred Stock, $0.001 par value per share ("PREFERRED STOCK"), the Board of Directors (the "BOARD") hereby designates 2,000,000 shares of Preferred Stock as Series A Convertible Preferred Stock ("SERIES A PREFERRED") and hereby fixes the designation and preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions of the Series A Preferred as set forth below:

     1.   Dividends.

     (a) The holders of the then outstanding shares of Series A Preferred shall be entitled to receive, when, as and if declared by the Board out of any funds legally available therefor, and in preference to the holders of shares of any other class or series of capital stock of the Company ("JUNIOR STOCK"), cumulative dividends (the "SERIES A DIVIDEND") at the annual rate per share (and no more) of: (i) 5% of the Conversion Price (as defined in Section 4(b)) as of the Original Issue Date or the most recent anniversary of the Original Issue Date, whichever is later, for the period beginning on September 7, 2000 (the "ORIGINAL ISSUE DATE") and ending on the third anniversary of the Original Issue Date; (ii) 12% of the Conversion Price (as defined in Section 4(b)) as of the third anniversary of the Original Issue Date, for the period beginning immediately following the third anniversary of the Original Issue Date and ending on the fourth anniversary of the Original Issue Date; and (iii) 15% of the Conversion Price (as defined in Section 4(b)) as of the most recent anniversary of the Original Issue Date, for all periods after the fourth anniversary of the Original Issue Date; in each case subject to equitable adjustment for stock splits, stock dividends, reverse stock splits and other similar corporate reorganizations or reclassifications that result in any change in the number of outstanding shares of Series A Preferred; provided, that the dividend rate per share attributable to the portion of any period in which the Company is not fulfilling (or has not fulfilled) its obligations set forth in Section 2(a) of its Registration Rights Agreement dated September 7, 2000 to (A) cause the Initial Registration Statement (as defined therein) to be declared effective under the Securities Act of 1933, as amended, on or before the first anniversary of the Original Issue Date, (B) cause the Initial Registration Statement to cover all of the Company's common stock, par value $0.001 ("COMMON STOCK"), issuable upon conversion of the Series A Preferred and
(C) permit the holders of Series A Preferred to sell shares of Common Stock at any time during the Effectiveness Period, except when sales are restricted by the Company's insider trading policies approved by the Board, shall be 15% of the Conversion Price (as defined in Section 4(b)) as of the most recent anniversary of the Original Issue Date. The Series A Dividend shall accrue from the Original Issue Date and shall be payable or accruable quarterly in arrears on the 20th day of December, March, June and September of each year (each, an "ACCRUAL DATE"), commencing December 20, 2000; provided, that the accrued but unpaid Series A Dividend, if any, may be declared and paid at any time, whether or not on an Accrual Date. The Series A Dividend shall be fully cumulative and shall accrue (whether or not declared), without interest, from the previous Accrual Date, except that the first quarterly dividend shall accrue from the Original Issue Date.

     (b) At the election of the Company, the Series A Dividend may be paid in cash, in shares of Common Stock or in a combination of cash and shares of Common Stock; provided, that no fractional share of Common Stock shall be issued in payment of any portion of the Series A Dividend. If the Company elects to pay all or any portion of the Series A Dividend in shares of Common Stock, such shares shall be valued based on the Average Closing Price as of the date on which the Board authorizes issuance of such shares. "AVERAGE CLOSING PRICE" shall mean, as of any particular date:

          (i) if the Common Stock is then traded on a securities exchange or the NASDAQ National Market, the average of the closing prices of the Common Stock on such securities exchange over the thirty trading days ending three (3) business days prior to such date, as reported in The Wall Street Journal -- Eastern Edition listing for each such day (corrected for obvious typographical errors);

          (ii) if the Common Stock is then traded over-the-counter, the average of the closing bid or sale prices (whichever are applicable) over the thirty trading days


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
     ending three (3) business days prior to such date as reported in The Wall Street Journal - Eastern Edition listing for each such day (corrected for obvious typographical errors); and

               (iii) if there is no active public market for the Common Stock, the value shall be the fair market value thereof, as determined in good faith by the Board.

          (c) Each holder of then outstanding shares of each Series A Preferred shall be entitled to share ratably with the holders of Common Stock in all dividends or other non-liquidating distributions declared and paid on the Common Stock, other than those payable solely in shares of Common Stock (which shall have the effects described in Section 4(1)), on the basis that such holder held, on the record date for such dividend or distribution, the number of shares of Common Stock into which such holder's shares would have been convertible on such date upon exercise of the Conversion Rights described in Section 4.

          2. Liquidation.

          (a)  Series A Liquidation Preference.

          (i) In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary (a "GENERAL LIQUIDATION EVENT"), after payment or provision for payment of the debts and other liabilities and obligations of the Company as required by law, the holders of each share of Series A Preferred then outstanding shall be entitled to be paid out of the net assets of the Company available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of Junior Stock, an amount equal to $6.00 per share of Series A Preferred, plus the accrued but unpaid Series A Dividend, if any, to and including the date full payment is tendered to the holders of the Series A Preferred with respect to such General Liquidation Event (the "SERIES A LIQUIDATION PREFERENCE"). If the Company shall at any time or from time to time effect a subdivision of the outstanding Series A Preferred (or declare and pay a dividend thereon payable in additional shares of Series A Preferred), the Series A Liquidation Preference then in effect immediately before that subdivision (or dividend) shall be proportionately decreased; conversely, if the Company shall at any time or from time to time reduce the outstanding shares of Series A Preferred by combination or reverse stock split, the Series A Liquidation Preference then in effect immediately before the combination shall be proportionately increased. Any such adjustment pursuant to the preceding sentence shall become effective at the close of business on the date the subdivision or combination becomes effective or the dividend is paid. If upon the occurrence of a General Liquidation Event, the assets and funds to be distributed among the holders of Series A Preferred shall be insufficient to permit the payment to such holders of the full Series A Liquidation Preference, then such assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Series A Preferred based upon the number of shares of Series A Preferred then held by them.

               (ii) Unless the holders of a majority of then outstanding shares of Series A Preferred otherwise elect, a Fundamental Transaction (as defined in Section 2(a)(iii)) shall be treated as a General Liquidation Event with respect to the Series A Preferred. In such event, the holders of Series A Preferred shall have the right to receive payment of the Series A Liquidation Preference in lieu of receiving the consideration and other securities and property provided for under Section 4(i).

               (iii)  "FUNDAMENTAL TRANSACTION" shall mean the consummation of:
     (A) a share exchange, consolidation or merger of the Company with or into any other corporation or other entity or any other corporate reorganization in which the Company is not the surviving entity (unless the stockholders of the Company immediately prior to such share exchange, consolidation, merger or reorganization own or control in excess of fifty percent (50%) of the general voting power of either the surviving entity or an entity that owns or controls in excess of fifty percent (50%) of the general voting power of the surviving entity); or (B) a sale of all or substantially all of the assets of the Company (unless the stockholders of the Company immediately prior to such sale own or control in excess of fifty percent (50%) of the general voting power of either the purchasing party or parties or an entity that owns or controls in excess of fifty percent (50%) of the general voting power of the purchasing party or parties). The determination of "general voting power" shall be based on the aggregate number of votes that are attributable to outstanding securities entitled to vote in the election of directors, general partners, managers or persons performing analogous functions to directors of the entity in question, without regard to contractual arrangements that establish a management structure or that vest the right to designate directors in certain parties.

          (b) Distribution of Remaining Liquidation Proceeds. After payment in full of the Series A Liquidation Preference, the remaining net assets of the Company shall next be distributed ratably per share to the holders of Common Stock. Except as expressly set forth in Section 2(a)(i), holders of Series A Preferred shall not be entitled to any distribution in the event of a General Liquidation Event.

          (c) Valuation of Securities. If the assets to be distributed pursuant to this Section 2 consist of securities, such securities shall be valued at their fair market value, determined as follows:

               (i) if traded (and then tradable) on a securities exchange or the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) trading day period ending three (3) business days prior to the date of the Liquidation Notice (as defined in Section 2(d));

          (ii) if traded (and then tradable) over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty (30) trading day period ending three (3) days prior to the date of the Liquidation Notice; and

          (iii) if there is no active public market (or if not then tradable in a public market), the value shall be the fair market value thereof, as determined in good faith by a majority of the Board.

          (iv) In the event that the holders of a majority of the outstanding shares of Series A Preferred (a "DISPUTING PARTY") give prompt written notice to the Company that they dispute the determination of the Board made pursuant to Section 2(c)(iii), each of the Company and the Disputing Party shall select an investment banking firm or other expert of recognized standing, and the two firms or other experts so selected shall select a third firm or expert who shall determine conclusively the fair market value (in the case of Section 2(c)(iii). The cost of such firms or experts shall be divided equally between the Disputing Party (jointly and severally), on the one hand, and the Company, on the other hand.

     (d) Notice. Written notice (the "LIQUIDATION NOTICE") of any General Liquidation Event, which states the payment date, the place where said payments shall be made and the date on which Conversion Rights (as defined in Section 4) terminate as to such shares (which shall be not less than five (5) days after the date of such Liquidation Notice), or of the expected effective date for a Fundamental Transaction, shall be given by first class mail, postage prepaid, or by telecopy or facsimile, not less than ten (10) days prior to the payment date stated therein (or, in the case of a Fundamental Transaction, the expected effective date thereof), to holders of record of Series A Preferred, such Liquidation Notice to be addressed to each such holder at its address as shown on the records of the Company.

     3.  Voting Rights.

     (a) General. Except as otherwise required by law, the holders of each share of Series A Preferred shall be entitled to: (i) notice of any stockholders' meeting in accordance with the bylaws of the Company; (ii) vote on all matters upon which holders of Common Stock have the right to vote and
(iii) a number of votes on such matters equal to the largest number of full shares of Common Stock into which such shares of Series A Preferred could be converted pursuant to Section 4 on the record date for determination of stockholders entitled to vote on such matters or, if no such record date is established, on the date such vote is taken or a written consent is effective; provided, that for this purpose only, the Series A Preferred shall be deemed convertible as of the Original Issue Date and not, as set forth in Section 4(a), after the first anniversary of the Original Issue Date. Except to the extent class or series voting is otherwise required by law or the Restated
Certificate, the holders of shares of Series A Preferred and Common Stock shall vote together as a single voting group on all matters and not as separate voting groups.

     (b) Class C Director. The Board shall consist of no more than nine (9) members. Notwithstanding Section 3(a), for so long as shares of Series A Preferred remain outstanding, the holders of a majority of the outstanding shares of Series A Preferred, voting as a separate class, shall be entitled to elect one (1) director to the Board, which director shall be a Class C Director, at each meeting of the Company's stockholders for the election of Class C Directors.

     4. Conversion.

     The holders of the Series A Preferred shall have the following conversion rights (the "CONVERSION RIGHTS"):

     (a) Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof at any time after the first anniversary of the Original Issue Date and prior to the mandatory conversion as set forth in Section 4(c), at the office of the Company or any transfer agent for the Series A Preferred or Common Stock, into fully paid and nonassessable shares of Common Stock, at the Conversion Price (as defined in Section 4(b)) therefor in effect at the time of conversion.

     (b) Conversion Price. Shares of Series A Preferred shall be convertible into the number of shares of Common Stock equal to $6.00 (the "ORIGINAL ISSUE PRICE") divided by the Conversion Price per share in effect at the time of conversion for each share of Series A Preferred being converted. The "CONVERSION PRICE" per share for the Series A Preferred as of the Original Issue Date shall be $6.00; provided, that, in the event that the Company's consolidated EBITDA for the fiscal year ending July 31, 2001 is less than $11,800,000, the Conversion Price as of the Original Issue Date shall be deemed to have been the greatest of: (i) $4.50; (ii) book value per share of the Common Stock as of the Original Issue Date as determined in good faith by the Company or (iii) the closing bid price per share of the Common Stock on the NASDAQ National Market on the Original Issue Date, and any adjustments to the Conversion Price made pursuant hereto between the Original Issue Date and the date on which such determination of EBITDA is made shall be re-evaluated and, if applicable, re-adjusted. The Conversion Price shall be subject to adjustment from time to time as provided herein.

     For purposes hereof, "EBITDA" shall mean: the Company's Net Income less the sum of (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization and (iv) nonrecurring expenses, in each case for the Company's fiscal year ending July 31, 2001, all as shown on the Company's audited consolidated Statement of Operations for the year ending July 31, 2001.

     (c) Mandatory Conversion. At the option of the Company upon at least fifteen (15) days written notice (the "NOTICE") to the holders of Series A Preferred given at any time after the second anniversary of the Original Issue Date, each then outstanding share of Series A Preferred shall be converted automatically as of the effective date set forth in the Notice (the "MANDATORY CONVERSION DATE"), without any action on the part of the holder thereof, into a number of shares of Common Stock determined as provided in Section 4(b) ("MANDATORY CONVERSION"); provided that: (i) the Common stock is then traded on a national securities exchange or the NASDAQ National Market; (ii) the average of the closing prices of the Common Stock on such national securities exchange over the ten (10) trading days ending three (3) business days prior to the date that the Notice is deemed given as provided in Section 4(n), as reported in The Wall Street Journal - Eastern Edition listing for each such day (corrected for obvious typographical errors), is at least equal to 160% of the then effective Conversion Price; and (iii) the Company shall have no obligation to issue and deliver to any such holder of Series A Preferred on such date a certificate for the number of shares of Common Stock to which such holder shall be entitled until such time as such holder has surrendered its certificate or certificates for its Series A Preferred, duly endorsed, at the office of the Company or any transfer agent for the Common Stock or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. All rights with respect to shares of Series A Preferred outstanding as of the Mandatory Conversion Date shall forthwith terminate, except only the right of the holders of such shares to receive Common Stock upon surrender of their certificates for the Series A Preferred and their rights with respect to the accrued but unpaid Series A Dividend, if any.

     (d) Mechanics of Conversion; Unpaid Dividends. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred or Common Stock and shall give written notice by mail, postage prepaid, to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred being converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Thereupon the Company shall promptly issue and deliver at such office to such holder of Series A Preferred or to the nominee or nominees of such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

     Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon conversion of such shares of Series A Preferred, the accrued but unpaid Series A Dividend, if any, shall be paid in cash or in shares of Common Stock as provided in Section 1(h).

     (e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; conversely, if the Company shall at any time or from time to time after the Original Issue Date reduce the outstanding shares of Common Stock by combination or otherwise, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (f) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

          (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

          (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(f) as of the time of actual payment of such dividends or distributions.

          (g) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred.

          (h) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), then and in each such event the holders of each share of Series A Preferred shall have the right thereafter to convert such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

          (i) Reorganization or Fundamental Transaction. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4) or a Fundamental Transaction (as defined in
Section 2(a)(iii)) that the holders of at least a majority of the outstanding shares of Series A Preferred have elected not to treat as a General Liquidation Event under Section 2(a)(ii), then, as a part of such reorganization or Fundamental Transaction, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property of the Company, or of the successor entity resulting from such Fundamental Transaction, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Series A Preferred would have been entitled on such capital reorganization or Fundamental Transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred after the reorganization or Fundamental Transaction to the end that the provisions of this
Section 4 (including adjustment of the Conversion Price then in effect and the number of shares of Common Stock into which each share of Series A Preferred is convertible) shall be applicable after such reorganization or Fundamental Transaction as nearly equivalent as may be practicable.

          (j)  Sale of Shares Below Conversion Price.

               (i)  If at any time or from time to time after the Original
     Issue Date, the Company shall issue or sell Additional Shares of Common Stock (as defined in Section 4(j)(v)), other than as a dividend as provided in Section 4(f), and other than upon a subdivision or combination of shares of Common Stock as provided in Section 4(e), for a consideration per share less than the then effective Conversion Price, then and in each case the Conversion Price shall be reduced to the price per share at which such Additional Shares of Common Stock are issued (the "ISSUANCE PRICE"), provided that in no event shall the Company issue or sell Additional Shares of Common Stock for a consideration per share less than the then effective Conversion Price without (x) prior shareholder approval of both the issuance or sale of such Additional Shares of Common Stock and the resulting increase in the number of shares of Common Stock issuable upon conversion of the Series A Preferred at the Issuance Price or (y) the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred, in which case upon issuance or sale of such Additional Shares of Common Stock, the Conversion Price shall be reduced not to the Issuance Price, but instead to the greatest of (A) the price per share at which such Additional Shares of Common Stock are issued; (B) book value per share of the Common Stock as of the Original Issue Date as determined in good faith by the Company or (C) the closing bid price per share of the Common Stock on the NASDAQ National Market on the Original Issue Date.

     (ii) For the purpose of making the adjustments provided in Section 4(j)(i), the consideration received by the Company for any issue or sale of securities shall:

          (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, concessions or compensation paid or allowed by the Company in connection with such issue or sale;

          (B) to the extent it consists of services or property other than cash, be computed at the fair value of such services or property as determined in good faith by the Board; and

          (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined), or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

     (iii) For the purpose of the adjustment provided in Section 4(j)(i), if at any time or from time to time, the Company shall issue any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as "CONVERTIBLE SECURITIES"), then, in each case, if the Effective Price (as hereinafter defined) of such rights, options or Convertible Securities shall be less than the then existing Conversion Price, the Company shall be deemed to have issued at the time of the issuance of such rights, options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights, options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the Company upon exercise or conversion of such options or rights. For purposes of the foregoing, "EFFECTIVE PRICE" shall mean the quotient determined by dividing the total of all such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of the existing Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities.

     If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the existing Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold upon the exercise of such rights or options, or upon the conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, or the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Company on the conversion of such Convertible Securities.

     (iv) For the purpose of the adjustment provided for in Section 4(j)(i), if at any time or from time to time, the Company shall issue any rights or options for the purchase of Convertible Securities, then in each such case, if the Effective Price thereof is less than then existing Conversion Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Company for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the Company upon the conversion of such Convertible Securities. For the purposes of the foregoing "Effective Price" shall mean the quotient determined by dividing the total amount of such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of the Conversion Price adjusted upon the issuance of such rights or options shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities.

     The provisions of Section 4(j)(iii) for the readjustment of the Conversion Price upon the expiration of rights or options or the rights of conversion of Convertible Securities shall apply mutatis mutandis to the rights, options and Convertible Securities referred to in this Section 4(j)(iv).

     (v) Definition. The term "Additional Shares of Common Stock" as used herein shall mean all shares of Common Stock issued or deemed issued by the Company after the Original Issue Date, whether or not subsequently reacquired or retired by the Company, other than: (A) pursuant to a stock split, stock dividend or reclassification or similar organic change involving the Company's capital stock; (B) upon conversion of the Series A Preferred; (C) to Thomas E. Brandtonies or to Gold Bank, or upon exercise of the warrant granted to Thomas
E. Brandtonies, in connection with the Company's acquisition of shares of the capital stock of QuickShip, Inc.; (D) pursuant to the exercise of options or warrants approved by the Board; (E) as an inducement to lenders of the Company to advance sums or otherwise to make financial accommodations, or as compensation to lenders for advancing sums or otherwise making financial accommodations, to the Company or one or more of its subsidiaries, to the extent such issuance is approved by the Board; (F) as compensation to vendors or lessors of the Company in connection with, or as an inducement to vendors or lessors of the Company to enter into, agreements with the Company and not as part of an offering of the Company's securities, to the extent such issuance is approved by the Board; (G) to employees, officers, directors, distributors, consultants or other persons performing services for or on behalf of the Company, in each case to the extent issued solely in its status as such and not as part of an offering of the Company's securities, pursuant to any stock option plan, stock purchase plan, management incentive plan, consulting agreement or other contract or arrangement approved by the Board (collectively, "PLANS"); and
(H) in consideration of the acquisition by the Company of the assets, capital stock or other equity interests of, or in connection with a joint venture with, another entity, to the extent such issuance is approved by the Board; provided, that such issuance (after giving effect thereto), when aggregated with all other issuances contemplated by this clause (H), does not constitute a number of shares (as equitably adjusted in the event of a stock split, stock dividend, combination or other similar recapitalization) greater than 20% of the number of shares of Common Stock outstanding (determined on a fully diluted, as-converted basis) as of the Original Issue Date (after giving effect to the issuance of Series A Preferred).

     (k) Accountants' Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, at the request of any holder of Series A Preferred, the Company, at its expense, shall cause independent certified public accountants of recognized standing selected by the Company (who may be the independent certified public accountants then auditing the books of the Company) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in reasonable detail the facts upon which such adjustment or readjustment is based.

     (l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of conversion, as determined in good faith by the Board. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

     (m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient in order that it may validly and legally issue the shares of its Common Stock issuable based upon such adjusted Conversion Price.

     (n) Notices. Any notice required by the provisions of this Section 4 to be given to the holder of shares of the Series A Preferred shall be deemed given when personally delivered to such holder or on the business day after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Company.

     (o) Payment of Taxes. The Company will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the holders of the Series A Preferred) that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of the Series A Preferred.

     5. Protective Provisions. From the Original Issue Date until such time as no shares of Series A Preferred remain outstanding, the Company shall not, directly or indirectly, take any of the following actions without first obtaining the affirmative vote or the written consent of the holders of a majority of the then outstanding shares of Series A Preferred:

     (a) create, authorize, designate, reclassify, issue or sell any class or series of capital stock of the Company, or rights, options, warrants or other securities convertible into or exchangeable for any capital stock of the Company, or any "phantom" equity or stock appreciation rights, that rank as to payment of dividends or distribution of assets upon liquidation senior to or pari passu with the Series A Preferred;

     (b) amend, repeal, alter or modify the terms, rights, preferences or privileges of the shares of the Series A Preferred;

     (c) increase or decrease the authorized number of shares of Series A Preferred or Common Stock;

     (d) amend or waive any provision of the Restated Certificate or the bylaws of the Company if such amendment would adversely affect the rights of the holders of Series A Preferred; or

     (e) declare or pay any dividend with respect to Junior Stock, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of any shares of Common Stock or any warrants, rights or options exercisable for or convertible into shares of Common Stock, or make any distribution in respect of shares of Common Stock, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than distributions or dividends in Common Stock to the holders of Common Stock), except, in each case; (i) pursuant to equity incentive agreements or arrangements with service providers upon termination of their services to the Company; or (ii) pursuant to agreements entered into to evidence grants or awards or other compensation under any Plan.

     6. Preemptive Rights.

     (a) The holders of outstanding shares of Series A Preferred (the "PREEMPTIVE HOLDERS") shall have the preemptive rights described in this
Section 6 with regard to all issuances by the Company after the Original Issue Date of shares of Common Stock or warrants, options or other rights to purchase shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock (collectively, the "NEW SECURITIES"); provided, however, that New Securities do not include:

               (i) securities issued in connection with a stock split, stock dividend or reclassification or similar organic change involving the Company's capital stock;

               (ii) Common Stock issued upon the conversion of Series A Preferred (as adjusted for all subsequent stock dividends, subdivisions and combinations, the "CONVERSION SHARES");

               (iii) securities issued upon conversion of any other security so long as such other security was itself either a New Security or was outstanding as of the Original Issue Date;

               (iv) securities issued upon the exercise of any warrant, option or other right to purchase securities so long as such warrant, option or other right was itself either a New Security, is excluded from the definition of New Security pursuant to Section 6(a)(v) or was outstanding as of the Original Issue Date;

               (v) warrants, options or other rights to purchase securities or securities convertible into or exchangeable for securities issued pursuant to any Plan to employees, officers, directors, distributors, consultants, or other persons performing services for or on behalf of the Company, in each case to the extent issued solely in its status as such and not as part of an offering of the Company's securities;

               (vi) securities issued to Thomas E. Brandtonies or to Gold Bank, or upon exercise of the warrant granted to Thomas E. Brandtonies, in connection with the Company's acquisition of shares of the capital stock of QuickShip, Inc.;

               (vii) securities issued as an inducement to lenders of the Company to advance sums or otherwise to make financial accommodations, or to compensate lenders for advancing sums or otherwise making financial accommodations, to the Company or one or more of its subsidiaries, to the extent such issuance is approved by the Board;

               (viii) securities issued as compensation to vendors or lessors of the Company in connection with, or as an inducement to vendors or lessors of the Company to enter into, agreements with the Company and not as part of an offering of the Company's securities, to the extent such issuance is approved by the Board; and

               (ix) securities issued in consideration of the acquisition by the Company of the assets, capital stock or other equity interests of, or in connection with a joint venture with, another entity, to the extent such issuance is approved by the Board; provided, that such issuance (after giving effect thereto), when aggregated with all other issuances contemplated by this clause (ix), does not constitute a number of shares of Common Stock (on a fully diluted, as-converted basis and as equitably adjusted in the event of a stock split, stock dividend or other similar recapitalization) greater than 20% of the number of shares of Common Stock outstanding
(determined on a fully diluted, as-converted basis) as of the Original Issue Date (after giving effect to the issuance of Series A Preferred).

          b. In the event that the Company proposes to offer to sell any New Securities, the Company shall first give to each of the Preemptive Holders written notice stating such intention. The written notice shall contain a full, accurate and complete description of the price and terms of such proposed sale, and shall contain an unconditional offer to sell a Pro Rata Share (as defined in Section 6(d)) of such New Securities to such Preemptive Holder on the same terms and conditions as set forth in the notice. Each Preemptive Holder shall have 20 days from the date such written notice is given to elect to purchase all or a portion of such Preemptive Holder's Pro Rata share of the New Securities, by giving written notice to the Company of such election and the quantity of New Securities such Preemptive Holder will purchase. In addition, each Preemptive Holder may elect to purchase more than its Pro Rata Share (an "EXCESS ELECTION") and, to the extent one or more of the other Preemptive Holders does not elect to purchase its full Pro Rata Share (the "UNALLOCATED SHARE"), each Preemptive Holder so electing may purchase such portion of the Unallocated Share equal to the percentage that its Excess Election is of the aggregate amount of Excess Elections of all Preemptive Holders.

          (c) In the event that any Preemptive Holder elects to purchase any of the New Securities within the election period described in Section 6(b), the consideration for such purchases shall be paid to the Company and a certificate or other instrument evidencing the New Securities shall be delivered to the electing Preemptive Holder concurrently with the closing of the sale of New Securities to the third party purchaser(s) thereof, subject in all cases to the execution and delivery by the Company and the Preemptive Holder of a purchase agreement or subscription agreement relating to such New Securities and all other documents in form and substance substantially similar, to the extent applicable, to those executed and delivered by the Company and the third party purchaser(s). The Company shall provide notice of such date to the purchasing Preemptive Holders at least three (3) days prior thereto.

          (d) As used in this Section 6, the "PRO RATA SHARE" of the New Securities that a Preemptive Holder will be offered an opportunity to purchase is a fraction of the total New Securities proposed to be issued, the numerator of which is the number of Conversion Shares and other shares of Common Stock then owned by such Preemptive Holder plus the number of Conversion Shares and other shares of Common Stock that could be obtained by conversion on such date of all Series A Preferred held by such Preemptive Holder or by exercise of any option, warrant or similar right, and the denominator of which is the number of shares of Common Stock outstanding on such date on a fully diluted basis (assuming conversion of all of the outstanding Series A Preferred and the exercise of all outstanding options, warrants or similar rights).

     (e) During the 90-day period following the expiration of the 20-day election period described in Section 6(b), the Company may issue the New Securities that Preemptive Holders have not purchased pursuant to this Section 6, but only on terms and conditions and at a price no more favorable to the purchasers thereof than was specified in the Company's notice to the Preemptive Holders.

     (f) All rights accorded to any Preemptive Holder under this Section 6 may be waived or modified, either generally or in the case of any particular issuance of New Securities, and either prospectively or retroactively, if those Preemptive Holders who hold, in the aggregate, a majority of the shares of Common Stock held by all Preemptive Holders (computed on a fully diluted basis assuming the exercise of all options, warrants and similar rights and the conversion and exchange of all securities convertible into or exchangeable for Common Stock) execute and deliver to the Company a written instrument to that effect.

     7.  No Reissuance of Series A Preferred.

     No share or shares of Series A Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

     IN WITNESS WHEREOF, Blue Rhino Corporation caused this Certificate to be signed by its President and attested by its Secretary on this 7th day of September, 2000.

                                   BLUE RHINO CORPORATION

                                   By: /s/ Billy D. Prim
                                       -----------------------------
                                           Billy D. Prim
                                           CEO and President

ATTEST:

/s/ Mark Castaneda
---------------------------------
Mark Castaneda
Secretary

                             BLUE RHINO CORPORATION

            CERTIFICATE OF DESIGNATION, NUMBER OF AUTHORIZED SHARES
                    OF SERIES A CONVERTIBLE PREFERRED STOCK


                         Pursuant to Section 151 of the
                           General Corporation Law of
                             the State of Delaware



          I, Billy D. Prim, President of Blue Rhino Corporation, a Delaware corporation (the "COMPANY"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designation and do hereby state and certify that the Board of Directors duly adopted the following resolution:

          WHEREAS, pursuant to the authority expressly vested in the Company's Board of Directors by the Company's Second Amended and Restated Certificate of Incorporation, as amended, the Board of Directors has previously fixed the designation and preferences and relative, participating, optional, and other special rights, qualifications, limitations and restrictions (collectively, "RIGHTS") of the Company's Series A Convertible Preferred Stock, $0.001 par value per share ("SERIES A PREFERRED"), which Rights were reflected in a Certificate of Designation dated and filed on September 7, 2000 pursuant to
Section 151 of the General Corporation Law of the State of Delaware;

          RESOLVED, that the number of authorized shares of Series A Preferred be and hereby is increased to 3,133,333.

          IN WITNESS WHEREOF, Blue Rhino Corporation caused this Certificate to be signed by its President and attested by its Secretary on this 25th day of October, 2000.

                                        BLUE RHINO CORPORATION




                                        By: /s/  Billy D. Prim
                                            --------------------
                                               Billy D. Prim
                                               CEO and President


ATTEST:




/s/ Mark Castaneda
------------------------
Mark Castaneda
Secretary